FORM 3

                                                             OMB APPROVAL
                                                     OMB Number:       3235-0104
                                                     Expires: December 31, 2001
                                                     Estimated average burden
                                                     hours per response 0.5

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

 (Print or Type Responses)


________________________________________________________________________________
1.   Name and Address of Reporting Person*

ERNEST C. GARCIA II
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

2575 E. CAMELBACK ROAD, SUITE 700
--------------------------------------------------------------------------------
                                    (Street)

PHOENIX                              ARIZONA                85016
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                                    12/29/00
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

          NATIONAL AUTO CREDIT, INC. (NAKD)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X(1)]  Director                             [ X  ]  10% Owner
     [    ]  Officer (give title below)           [X(1)]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [ ]  Form filed by One Reporting Person

     [X]  Form filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (2)                                613,858                  I             BY VERDE REINSURANCE COMPANY, LTD.
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (3)                              1,463,146                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (4)                                203,210                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (5)                                135,480                  D
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COMMON STOCK (6)                                243,860                  D
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COMMON STOCK (7)                                243,860                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (8)                                 81,290                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (9)                                 54,190                  D
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COMMON STOCK (10)                                13,550                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (11)                                 6,770                  D
------------------------------------------------------------------------------------------------------------------------------------

                                Page 1 of 9 pages

COMMON STOCK (12)                                 6,770                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (13)                                 8,130                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (14)                                 5,420                  D
------------------------------------------------------------------------------------------------------------------------------------
SERIES C PREFERRED STOCK (2)                     65,614                  I             BY VERDE REINSURANCE COMPANY, LTD.
------------------------------------------------------------------------------------------------------------------------------------
SERIES C PREFERRED STOCK (3)                  1,463,150                  D
------------------------------------------------------------------------------------------------------------------------------------
SERIES C PREFERRED STOCK (4)                     65,614                  D
------------------------------------------------------------------------------------------------------------------------------------
SERIES C PREFERRED STOCK (5)                     65,614                  D
------------------------------------------------------------------------------------------------------------------------------------
SERIES C PREFERRED STOCK (6)                     54,679                  D
------------------------------------------------------------------------------------------------------------------------------------
SERIES C PREFERRED STOCK (7)                     36,452                  D
------------------------------------------------------------------------------------------------------------------------------------
SERIES C PREFERRED STOCK (8)                     21,871                  D
------------------------------------------------------------------------------------------------------------------------------------
SERIES C PREFERRED STOCK (9)                     14,581                  D
------------------------------------------------------------------------------------------------------------------------------------
SERIES C PREFERRED STOCK (10)                     3,645                  D
------------------------------------------------------------------------------------------------------------------------------------
SERIES C PREFERRED STOCK (11)                     6,670                  D
------------------------------------------------------------------------------------------------------------------------------------
SERIES C PREFERRED STOCK (12)                     6,670                  D
------------------------------------------------------------------------------------------------------------------------------------
SERIES C PREFERRED STOCK (13)                     8,130                  D
------------------------------------------------------------------------------------------------------------------------------------
SERIES C PREFERRED STOCK (14)                     5,420                  D
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                     (Over)

Please see the footnotes on page 4 of this Form.

* If the Form is filed by more than one reporting person, see Instruction 5(b)(v). SEC 1473 (2-99)

                               Page 2 of 9 pages

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


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------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses: See footnotes on page 4 of this form.




/s/ ERNEST C. GARCIA II                                          1/8/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number. Page 2SEC 1473 (2-99)

                               Page 3 of 9 pages

                                                                 SEC 1473 (2-99)

(1) Mr. Garcia may be deemed a member of a Section 13(d) "group" that owns more than 10% of the issuer's outstanding common stock together with Ernest C. Garcia II, the Ernie Garcia III 2000 Trust, the Brian Garcia 2000 Trust, Ray Fidel, Steven P. Johnson, Mark Sauder, the EJMS Investors Limited Partnership, Colin Bachinsky, Chris Rompalo, Donna Clawson, Mary Reiner, and Kathy Chacon. Steven P. Johnson is expected to become a director of National Auto Credit, Inc.

(2) These securities are owned indirectly by Ernest C. Garcia as the sole shareholder of Verde Reinsurance Company, Ltd.

(3)  These securities are owned solely by Ernest C. Garcia II.

(4)  These securities are owned solely by the Ernest Garcia III 2000 Trust

(5)  These securities are owned solely by the Brian Garcia 2000 Trust.

(6)  These securities are owned solely by Ray Fidel.

(7)  These securities are owned solely by Steven P. Johnson.

(8)  These securities are owned solely by Mark Sauder.

(9)  These securities are owned solely by the EJMS Investors Limited
     Partnership.

(10) These securities are owned solely by Colin Bachinsky.

(11) These securities are owned solely by Chris Rompalo.

(12) These securities are owned solely by Donna Clawson.

(13) These securities are owned solely by Mary Reiner.

(14) These securities are owned solely by Kathy Chacon.




                               Page 4 of 9 pages

                             JOINT FILER INFORMATION

Name:                                        Verde Reinsurance Company, Ltd.

Address:                                     2575 East Camelback Road, Suite 700
                                             Phoenix, Arizona 85016

Designated Filer:                            Ernest C. Garcia II

Issuer & Ticker Symbol:                      National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:           December 29, 2000

Signature:  /s/  ERNEST C. GARCIA II
                -----------------------------

           Name: ERNEST C. GARCIA II
                -----------------------------

           Its: Managing Director
                -----------------------------

Name:                                        Ernest Garcia III 2000 Trust

Address:                                     2575 E. Camelback Road, Suite 700
                                             Phoenix, Arizona 85016

Designated Filer:                            Ernest C. Garcia II

Issuer & Ticker Symbol:                      National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:           December 29, 2000

Signature:  /s/  STEVEN P. JOHNSON
                -----------------------------

           Name: Steven P. Johnson
           Its: Trustee




                                Page 5 of 9 pages

Name:                                          Brian Garcia 2000 Trust

Address:                                       2575 E. Camelback Road, Suite 700
                                               Phoenix, Arizona 85016

Designated Filer:                              Ernest C. Garcia II

Issuer & Ticker Symbol:                        National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:             December 29, 2000

Signature:  /s/  STEVEN P. JOHNSON
           ----------------------------------

           Name: Steven P. Johnson
           Its: Trustee

Name:                                          Ray Fidel

Address:                                       3010 E. Camelback Road, Suite 100
                                               Phoenix, Arizona 85016

Designated Filer:                              Ernest C. Garcia II

Issuer & Ticker Symbol:                        National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:             December 29, 2000

Signature:  /s/  RAY FIDEL
           ----------------------------------


Name:                                          Steven P. Johnson

Address:                                       2575 E. Camelback Road, Suite 700
                                               Phoenix, Arizona 85016

Designated Filer:                              Ernest C. Garcia II

Issuer & Ticker Symbol:                        National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:             December 29, 2000

Signature:  /s/  STEVEN P. JOHNSON
           ----------------------------------

                                Page 6 of 9 pages

Name:                                         Mark Sauder

Address:                                      3010 E. Camelback Road, Suite 100
                                              Phoenix, Arizona 85016

Designated Filer:                             Ernest C. Garcia II

Issuer & Ticker Symbol:                       National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:            December 29, 2000

Signature:  /s/  MARK SAUDER
           ----------------------------------


Name:                                         EJMS Investors Limited Partnership

Address:                                      3010 E. Camelback Road, Suite 100
                                              Phoenix, Arizona 85016

Designated Filer:                             Ernest C. Garcia II

Issuer & Ticker Symbol:                       National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:            December 29, 2000

Signature:   /s/  ERIC SPLAVER
           ----------------------------------

           By:    ERIC SPLAVER
                  ---------------------------

           Its:   PARTNER
                  ---------------------------


Name:                                         Colin Bachinsky

Address:                                      3010 E. Camelback Road, Suite 100
                                              Phoenix, Arizona 85016

Designated Filer:                             Ernest C. Garcia II

Issuer & Ticker Symbol:                       National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:            December 29, 2000

Signature:   /s/  COLIN BACHINSKY
           ----------------------------------

                                Page 7 of 9 pages

Name:                                          Chris Rompalo

Address:                                       3010 E. Camelback Road, Suite 100
                                               Phoenix, Arizona 85016

Designated Filer:                              Ernest C. Garcia II

Issuer & Ticker Symbol:                        National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:             December 29, 2000

Signature:   /s/  CHRIS ROMPALO
           ----------------------------------


Name:                                          Donna Clawson

Address:                                       3010 E. Camelback Road, Suite 100
                                               Phoenix, Arizona 85016

Designated Filer:                              Ernest C. Garcia II

Issuer & Ticker Symbol:                        National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:             December 29, 2000

Signature:   /s/  DONNA CLAWSON
           ----------------------------------


Name:                                          Mary Reiner

Address:                                       2575 E. Camelback Road, Suite 700
                                               Phoenix, Arizona 85016

Designated Filer:                              Ernest C. Garcia II

Issuer & Ticker Symbol:                        National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:             December 29, 2000

Signature:   /s/  MARY REINER
           ----------------------------------

                                Page 8 of 9 pages

Name:                                          Kathy Chacon

Address:                                       2575 E. Camelback Road, Suite 700
                                               Phoenix, Arizona 85016

Designated Filer:                              Ernest C. Garcia II

Issuer & Ticker Symbol:                        National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:             December 29, 2000

Signature:   /s/  KATHY CHACON
           ----------------------------------




                                Page 9 of 9 pages